EXHIBIT 99.1


SYSCO                                                             [COMPANY LOGO]
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SYSCO Corporation
1390 Enclave Parkway                                                NEWS RELEASE
Houston, Texas 77077-2099
(281) 584-1390
                                                  FOR MORE INFORMATION
FOR IMMEDIATE RELEASE
                                                  CONTACT:   John M. Palizza
                                                             Assistant Treasurer
                                                             (281) 584-1308


             COLIN G. CAMPBELL RETIRES FROM SYSCO BOARD OF DIRECTORS


     HOUSTON, MARCH 1, 2006 -- SYSCO Corporation (NYSE: SYY) today announced that its Board of Directors has accepted the resignation of Colin G. Campbell, president, chief executive officer and chairman of the board of The Colonial Williamsburg Foundation and The Colonial Williamsburg Company. There was no disagreement between Mr. Campbell and the SYSCO Board over any matter. Mr. Campbell believes that pending arrangements between his organization and SYSCO will result in a duality of interests and it is no longer appropriate for him to be considered an independent director. In connection with Mr. Campbell's resignation, the Board of Directors reduced the size of the Board of Directors to 11 members.

     "Colin Campbell has been a great asset on the SYSCO Board and to SYSCO management over his 17 years of service as a director," Richard J. Schnieders, SYSCO's chairman, chief executive officer and president, said. "We are grateful for his many positive contributions to SYSCO and wish him the best."

     SYSCO is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. For the fiscal year 2005 that ended July 2, 2005, the company generated $30.3 billion in sales. For more information about SYSCO visit the company's Internet home page at www.sysco.com.

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